Exhibit 11

                           InterCounty Bancshares, Inc.
               Computation of Consolidated Earnings Per Common Share
                 (in thousands, except shares and per share data)

                                For the Three Months       For the Nine Months
                                 Ended September 30,       Ended September 30,
                                    1997        1996          1997       1996
Net income                     $    1,364      1,088         3,712     3,384
                                =========  =========     ========= =========
Weighted average shares:
     Common shares issued       1,545,983  1,541,666     1,544,808 1,546,604
     Less-Unreleased common
      shares held by ESOP          11,861     14,166        12,424    14,759
                                ---------  ---------     --------- ---------
     Common shares
      outstanding               1,534,122  1,527,500     1,532,384 1,531,845

Add - common equivalent shares
      representing shares
      issuable upon exercise
      of employee stock options    45,289     41,801        44,521    38,391
                                ---------  ---------     --------- ---------
Adjusted weighted average
number of shares outstanding
used in calculation of
earnings per common and common
equivalent share                1,579,411  1,569,301     1,576,905 1,570,236

Add - incremental shares
      representing shares
      issuable upon exercise
      of employee stock
      options based on September
      30 estimated fair value
      (1)                           2,115        426         5,055     3,923
                                ---------  ---------     --------- ---------
Adjusted weighted average number
of shares outstanding used in
calculation of earnings per
common share - assuming full
dilution                        1,581,526  1,569,727     1,581,960 1,574,159
                                =========  =========     ========= =========
Earnings per common share -
assuming no dilution                $ .89        .71          2.42      2.21

Earnings per common and common
equivalent share                      .86        .69          2.35      2.16

Earnings per common share -
assuming full dilution                .86        .69          2.35      2.15

(1) There is presently no active public trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $35.00 at September 30, 1997, and $27.50 at September 30, 1996.